                                                                   EXHIBIT 10.31



                               MERGER AGREEMENT

                              AND PLAN OF MERGER

                         Dated as of February 26, 1999
                       Effective as of February 1, 1999

                                 By and Among

                         GLOBAL IMAGING SYSTEMS, INC.
                                  ("Global"),


                           DAHILL ACQUISITION, INC.
                                  ("Newco"),


                            DAHILL INDUSTRIES, INC.
                                (the "Company")

                                      and

                              RANDALL E. DAVIDSON
                                (the "Seller")

                               TABLE OF CONTENTS

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                                                                            Page
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ARTICLE I DEFINITIONS.......................................................  1
   1.1  Definitions.........................................................  1

ARTICLE II MERGER...........................................................  7
   2.1  The Merger..........................................................  7
   2.2  Effective Time of the Merger........................................  7
   2.3  Articles of Incorporation...........................................  7
   2.4  Bylaws..............................................................  7
   2.5  Directors and Officers of Surviving Corporation.....................  7
   2.6  Effect of the Merger................................................  8
   2.7  Conversion of Shares and Options....................................  8
   2.8  Purchase Price......................................................  8
   2.9  Payment of Purchase Price...........................................  8
   2.10 Dissenting Shares...................................................  9
   2.11 Closing.............................................................  9
        (a) Date and Place..................................................  9
        (b) Deliveries at the Closing....................................... 10
        (c) Termination..................................................... 10
   2.12 Escrow Arrangements................................................. 10
   2.13 Purchase Price Adjustments.......................................... 11
        (a) Funded Indebtedness............................................. 11
        (b) Working Capital................................................. 11
        (c) Effective Date Cash on Hand..................................... 11
   2.14 Closing Review...................................................... 12
   2.15 Post-Closing Purchase Price Adjustment.............................. 12
   2.16 Shareholders' Representative........................................ 13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS... 15
   3.1  Capitalization...................................................... 15
   3.2  No Liens on Shares.................................................. 15
   3.3  Other Rights to Acquire Capital Stock............................... 15
   3.4  Due Organization.................................................... 15
   3.5  Subsidiaries........................................................ 16
   3.6  Due Authorization................................................... 16
   3.7  Financial Statements................................................ 16
   3.8  Certain Actions..................................................... 17
   3.9  Properties.......................................................... 18
   3.10 Licenses and Permits................................................ 18
   3.11 Intellectual Property............................................... 19
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                                     -ii-
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
   3.12 Compliance with Laws................................................ 19
   3.13 Insurance..........................................................  19
   3.14 Employee Benefit Plans.............................................. 20
        (a) Employee Welfare Benefit Plans.................................. 20
        (b) Employee Pension Benefit Plans.................................. 20
        (c) Employment and Non-Tax Qualified Deferred Compensation
             Arrangements................................................... 20
   3.15 Contracts and Agreements............................................ 21
   3.16 Claims and Proceedings.............................................. 21
   3.17 Taxes............................................................... 21
   3.18 Personnel........................................................... 23
   3.19 Business Relations.................................................. 23
   3.20 Accounts Receivable................................................. 24
   3.21 Bank Accounts....................................................... 24
   3.22 Warranties.......................................................... 24
   3.23 Brokers............................................................. 24
   3.24 Interest in Competitors, Suppliers,
         Customers, Etc..................................................... 24
   3.25 Indebtedness To and From Officers, Directors,
         Shareholders, and Employees........................................ 24
   3.26 Undisclosed Liabilities............................................. 25
   3.27 Information Furnished............................................... 25
   3.28 Personal Vehicles................................................... 25
   3.29 No Other Warranties................................................. 25

ARTICLE IV GLOBAL AND NEWCO'S REPRESENTATIONS AND WARRANTIES................ 26
   4.1  Due Organization.................................................... 26
   4.2  Due Authorization................................................... 26
   4.3  No Brokers.......................................................... 26
   4.4  Investment.......................................................... 26
   4.5  Information Furnished............................................... 26

ARTICLE V PRE-CLOSING COVENANTS............................................. 27
   5.1  Consents of Others.................................................. 27
   5.2  Best Efforts........................................................ 27
   5.3  Powers of Attorney.................................................. 27
   5.4  Conduct of Business Pending Closing................................. 27
   5.5  Access to Records Before Closing.................................... 28
   5.6  Landlord Consents................................................... 28
   5.7  Termination of Company's Profit Sharing Plan........................ 28

ARTICLE VI POST-CLOSING..................................................... 28
   6.1  General............................................................. 28
   6.2  Transition.......................................................... 28
   6.3  Confidentiality..................................................... 29


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
   6.4 Covenant Not to Compete.............................................. 29
   6.5 Additional Matters................................................... 30

ARTICLE VII CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING....... 30
   7.1 Conditions to Global and Newco's Obligations......................... 30
        (a) Covenants, Representations and Warranties....................... 31
        (b) Consents........................................................ 31
        (c) Suppliers/Leases................................................ 31
        (d) Discharge of Indebtedness and Lien.............................. 31
        (e) Phoenix Business Sold........................................... 31
        (f) Transfer Taxes.................................................. 32
        (g) Documents to be Delivered by the Seller and the Company......... 32
             (i)   Opinion of the Seller's Counsel.......................... 32
             (ii)  Certificates............................................. 32
             (iii) Release.................................................. 32
             (iv)  Escrow Agreement......................................... 32
             (v)   Employment Agreements.................................... 32
             (vi)  Phoenix Business Right of First Refusal and License
                    Agreement............................................... 32
             (vii) Equity Subscription Agreement............................ 33
             (viii)Personal Vehicles........................................ 33
             (ix)  Seller Receivables....................................... 33
             (x)   Stock Certificates....................................... 33
             (xi)  Consummation of Merger................................... 33
   7.2 Conditions to the Seller's and the Company's Obligations............. 33
        (a) Covenants, Representations and Warranties....................... 33
        (b) Consents........................................................ 33
        (c) Documents to be Delivered by Global and Newco................... 34
             (i)   Certificates............................................. 34
             (ii)  Escrow Agreement......................................... 34
             (iii) Employment Agreements.................................... 34
             (iv)  Equity Subscription Agreement............................ 34
             (v)   Phoenix Business License Agreement....................... 34
        (d) Payment to the Seller, the Shareholders, the Company
             Optionholder and the Escrow Agent.............................. 34
        (e) Execution of Shareholder Consent................................ 34

ARTICLE VIII INDEMNIFICATION................................................ 35
   8.1 Indemnification of Global............................................ 35
   8.2 Defense of Claims.................................................... 35
   8.3 Escrow Claim......................................................... 36
   8.4 Indemnification of the Seller........................................ 36
   8.5 Limits on Indemnification............................................ 36


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ARTICLE IX MISCELLANEOUS.................................................... 37
   9.1  Modifications....................................................... 37
   9.2  Notices............................................................. 37
   9.3  Counterparts; Facsimile Transmission................................ 39
   9.4  Expenses............................................................ 39
   9.5  Binding Effect; Assignment.......................................... 39
   9.6  Entire and Sole Agreement........................................... 39
   9.7  Governing Law....................................................... 40
   9.8  Survival of Representations, Warranties and Covenants............... 40
   9.9  Invalid Provisions.................................................. 40
   9.10 Public Announcements................................................ 40
   9.11 Remedies Cumulative................................................. 40
   9.12 Waiver.............................................................. 40
   9.13 DISPUTE RESOLUTION.................................................. 40

  LIST OF EXHIBITS

     Exhibit A      Form of Escrow Agreement
     Exhibit B      Form of Landlord Agreement
     Exhibit C      Opinion of the Company's and the Seller's Counsel
     Exhibit D-1    Seller's and Company Officer's Certificates
     Exhibit D-2    Company's Secretary's Certificate
     Exhibit E      Form of Release
     Exhibit F      Davidson Executive Agreement
     Exhibit G-1    Global and Newco Officer's Certificates
     Exhibit G-2    Global and Newco Secretary's Certificate
     Exhibit H      Equity Subscription Agreement
     Exhibit I      Phoenix Business Right of First Refusal Agreement
     Exhibit J      Form of Shareholder Consent
     Exhibit K      Form of License to Use Dahill Name

     LIST OF SCHEDULES

     Schedule 1.1   Manufacturer Financing
     Schedule 2.9   Seller's Accounts
     Schedule 2.12  Holders of Funded Indebtedness
     Schedule 3.2   Liens on Shares
     Schedule 3.1   Ownership of Shares
     Schedule 3.4   Articles and Bylaws
     Schedule 3.5   Subsidiaries
     Schedule 3.7   Financial Statements
     Schedule 3.8A  Certain Actions
     Schedule 3.8B  Material Changes
     Schedule 3.9   Properties
     Schedule 3.10  Licenses and Permits
     Schedule 3.11  Patents and Trademarks
     Schedule 3.13  Insurance
     Schedule 3.14  Employee Benefit Plans
     Schedule 3.15  Contracts and Agreements
     Schedule 3.16  Claims and Proceedings
     Schedule 3.18  Personnel
     Schedule 3.19  Business Relations
     Schedule 3.20  Accounts Receivable
     Schedule 3.21  Bank Accounts
     Schedule 3.25  Indebtedness with Officers, Directors and Shareholders
     Schedule 3.26  Undisclosed Liabilities

     ANNEX A        Preliminary Closing Balance Sheet

                      MERGER AGREEMENT AND PLAN OF MERGER

          THIS MERGER AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of February 26, 1999 by and among GLOBAL IMAGING SYSTEMS, INC., a Delaware corporation ("Global"), DAHILL ACQUISITION, INC., a Texas corporation ("Newco"), DAHILL INDUSTRIES, INC., a Texas corporation (the "Company") and Randall E. Davidson (the "Seller"). if the context so requires, references herein to the Company shall mean the Surviving Corporation (as hereinafter defined) for periods after the Closing Date.

                              W I T N E S S E T H:

          WHEREAS, the Company is engaged in the distribution, sale and service of copiers, fax machines and other office equipment in the State of Texas (the "Business"); and

          WHEREAS, the Seller owns more than 79% of all of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

          WHEREAS, Global desires to purchase from the Seller and the other shareholders of the Company (collectively, the "Shareholders") all of the Shares pursuant to a merger between Newco and the Company on the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "Additional Escrow Period" has the meaning specified in Section 2.12.

          "Additional Escrow Sum" has the meaning specified in Section 2.12.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Allocable Portions" shall mean the allocable portions of the Purchase Price paid to Seller, Shareholders and Company Optionholders, if any, as set forth in Schedule 2.9 hereto.

          "Assumed Notes" means the notes payable or other obligations by the Company to certain individuals (in the aggregate of $185,121) as specifically set forth on Schedule 1.1 attached hereto.

          "Buildings" means collectively those buildings listed on Schedule 3.9.

          "Business" has the meaning specified in the first recital of the Agreement

          "Business Day" means any day in which the NASDAQ National Market System is open for trading in the United States of America.

          "Cash Shortfall" has the meaning set forth in Section 2.13(c).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Closing" means the closing of the transfer of the Shares from the Seller and Shareholders to Global pursuant to the Merger.

          "Closing Balance Sheet" has the meaning specified in Section 2.14.

          "Closing Date" has the meaning specified in Section 2.11.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning specified in the first paragraph of this Agreement.

          "Company Option" means a valid, enforceable, outstanding and unexercised option to purchase capital stock of the Company.

          "Company Optionholder" means the holder of a Company Option.

          "Confidential Information" means all (a) confidential information and trade secrets of the Company including, without limitation, any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; (b) financial statements, cost reports or other financial information; (c) contract proposals, or bidding information; (d) business plans and training and operations methods and manuals; (e) personnel records; (f) information concerning fee structures; and (g) management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, or (ii) which has been publicly disclosed.

          "Contracts" has the meaning specified in Section 3.15.

          "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "Dissenting Shares" has the meaning specified in Section 2.10.

          "Effective Date" has the meaning specified in Section 2.11.

          "Effective Date Cash" means the Company's cash on hand and cash equivalents (such as bank accounts, short term government securities funds and money market funds) at the Effective Date, less (a) the amount of any checks outstanding on the Effective Date and (b) the amount of Funded Indebtedness paid or provided for at Closing in accordance with Section 2.13(a), plus (x) the amount paid to the Company at or immediately following the Closing in repayment of the Seller Note and any other notes owed by any Shareholders to the Company paid to the Company as set forth on Annex A and (y) the purchase price paid to the Company by the Phoenix Purchaser in accordance with that one certain Assets Purchase Agreement of even date with this Agreement (the "Phoenix Purchase Agreement"), as such purchase price is finally adjusted and paid in accordance with the Phoenix Purchase Agreement.

          "Effective Time" has the meaning specified in Section 2.2.

          "Employment Agreement" means the executive agreement with Seller to be entered into at Closing in the form of Exhibit F.

          "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement or defect in title.

          "Environmental Obligations" has the meaning specified in Section 3.12.

          "Equitable Exceptions" has the meaning specified in Section 3.6.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" means Bank One, N.A.

          "Escrow Agreement" means the Escrow Agreement to be executed by and among the Seller, Global and the Escrow Agent in substantially the same form as Exhibit A.

          "Escrow Period" has the meaning specified in Section 2.12.

          "Escrow Sum" has the meaning specified in Section 2.12.

          "Financial Statements" has the meaning specified in Section 3.7.

          "Company's Profit Sharing Plan" means a qualified plan under Code
Section 401(a) sponsored and maintained by Seller, which includes a qualified cash or deferred arrangement, as defined in Section 401(k) of the Code.

          "Funded Indebtedness" means all (i) indebtedness of the Company for borrowed money or pursuant to contracts, notes or other written instruments that provide for the payment of interest prior to default; (ii) capital lease obligations of the Company which are accrued or required to be accrued under GAAP (but specifically excluding obligations of the Company under any of the real estate leases or other leases described in the schedules to this Agreement); (iii) obligations of the Company to pay the deferred purchase or acquisition price for goods or services other than trade accounts payable or accrued expenses in the ordinary course of business on no more than 120-day payment terms; (iv) indebtedness of others guaranteed by the Company or secured by an Encumbrance on any of the Company's Assets; (v) indebtedness of the Company under extended credit terms of more than 60 days provided to the Company by manufacturers, excluding any financing with Sharp, Mita or Minolta that is incorporated as liabilities into Annex A; or (vi) any receivables owed by the Company to the Seller not released at the Closing; provided, however, that "Funded Indebtedness" shall not include any of the Assumed Notes.

          "GAAP" shall mean generally accepted accounting principles, consistently applied.

          "Global" has the meaning specified in the first paragraph of this Agreement.

          "Global Stock" means the common stock, par value $.01 per share of Global.

          "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

          "Governmental Permits" has the meaning specified in Section 3.10.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "IRS" means the Internal Revenue Service.

          "Independent Accountants" has the meaning specified in Section 2.14.

          "Indemnifiable Costs" has the meaning specified in Section 8.1.

          "Indemnified Parties" has the meaning specified in Section 8.1.

          "Indemnification Basket Amount" has the meaning specified in Section 8.5.

          "Intellectual Property" has the meaning specified in Section 3.11.

          "Material Adverse Change" or "Material Adverse Effect" means a material adverse change or effect on the assets, properties, Business, operations, liabilities, or financial condition of the Company and its subsidiaries, taken as a whole. In determining whether a

"Material Adverse Change" or "Material Adverse Effect" has occurred, the quantitative amounts set forth at the end of Article III shall be conclusive.

          "Merger" has the meaning specified in Section 2.1 hereof.

          "Merger Documents" has the meaning specified in Section 2.2 hereof.

          "Newco" has the meaning specified in the first paragraph of this Agreement.

          "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. (S)(S) 651 et seq., any amendment thereto, and any regulations promulgated thereunder.

          "Permitted Exception" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value or the existing use of the property affected by such lien or imperfection, and (d) such statements of fact and exceptions shown on any title insurance policies delivered to Global.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

          "Phoenix Business" means the assets and liabilities of the Company relating to its operations in Phoenix, Arizona.

          "Phoenix Purchaser" has the meaning specified in Section 7.1(e).

          "Preliminary Closing Balance Sheet" shall mean the Company's best estimate of the Company's balance sheet as of the Effective Date as developed by Global and the Company in accordance with GAAP in the form of Annex A hereto.

          "Purchase Price" has the meaning specified in Section 2.8.

          "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.
(S)(S) 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

          "Requirements of Laws" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

          "Seller" has the meaning set forth in the first paragraph of this Agreement.

          "Seller Note" means that certain promissory note of Seller payable to the Company in the aggregate principal amount of $500,000.

          "Shareholder Consent" means the agreement to be executed by each Shareholder evidencing each Shareholder's agreement to be liable for his or her Allocable Portion of any Indemnifiable Costs owed to Global pursuant to Section
8.1 hereof, which agreement shall be substantially in the form of Exhibit J hereto.

          "Shareholders" has the meaning specified in the second recital of this Agreement.

          "Shareholders' Representative" has the meaning set forth in Section
2.16 of this Agreement.

          "Shares" means all of the issued and outstanding shares of the capital stock of the Company.

          "Special Company Expenses" means the reasonable legal and accounting expenses of Seller incurred in connection with the transactions contemplated hereby and the costs of the preparation of the Company's short period tax return.

          "Standard Escrow Period" has the meaning specified in Section 2.12.

          "Standard Escrow Sum" has the meaning specified in Section 2.12.

          "Surviving Corporation" has the meaning set forth in Section 2.1 of this Agreement.

          "Tax" or "Taxes" means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed thereon by any Governmental Body.

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

          "Working Capital" shall mean the difference between the Company's current assets and current liabilities as calculated in accordance with GAAP as of the Effective Date; provided, however, that Working Capital shall not be positively or negatively affected by (i) the application of cash after September 30, 1998 to the repayment of non-current liabilities; (ii) the repayment of the Seller Note; (iii) Special Company Expenses; and (iv) the sale of the Phoenix Business; provided, however, that all amounts due under the Assumed Notes (whether or not current) shall be included as liabilities for the purposes of calculating Working Capital.

          "Working Capital Target" shall mean $6,281,774.

                                   ARTICLE II
                                     MERGER

          2.1 The Merger. At the Effective Time (as defined below), the Company will be merged with and into Newco (the "Merger") and the separate existence of the Company shall thereupon cease and the name of Newco, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger be changed to "Dahill Industries, Inc.", and the Surviving Corporation shall operate as "Dahill Industries, Inc." in the State of Texas. The Merger shall have the effects set forth in the Texas Business Corporation Act (collectively, the "TBCA").

          2.2 Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will file with the Secretary of the State of the State of Texas a certificate or articles of merger or ownership and other documents (the "Merger Documents"), in such respective forms as required by, and executed in accordance with, the relevant provisions of the TBCA in order to effect the Merger. The Merger shall become effective at such time as the Merger Documents shall have been accepted for filing with the Secretary of the State of the State of Texas or such other later times and dates as the parties shall agree should be specified in the Merger Documents (the "Effective Time").

          2.3 Articles of Incorporation. The Articles of Incorporation of Newco in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided thereunder and in the TBCA.

          2.4 Bylaws. The Bylaws of Newco in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed, as provided thereunder and in the Articles of Incorporation and the TBCA.

          2.5  Directors and Officers of Surviving Corporation.

               (i) The directors of Newco at the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

               (ii) The officers of Newco at the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

          2.6 Effect of the Merger. The Merger shall have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchise of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.
The purpose of the Surviving Corporation shall be the purposes of the Company immediately prior to the Merger. The total number of shares which the Surviving Corporation is authorized to issue shall be 10,000,000 shares of Common Stock, no par value.

          2.7 Conversion of Shares and Options. At the Effective Time, by virtue of the Merger and without any action on the part of the Seller, Shareholders or Company Optionholders:

               (i) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares as to which the holders thereof shall have properly exercised appraisal rights under the TBCA, if any) shall be converted into the right to receive in cash its Allocable Portion of the Purchase Price (as hereinafter defined).

               (ii) Each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired and cease to exist.

               (iii) Each share of common stock, no par value, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of common stock, no par value, of the Surviving Corporation.

               (iv) Each Company Option shall terminate and shall be converted into the right to receive, upon surrender of such option and release of all claims under or relating to such Company Option, cash in the amount of the following: (A) the number of shares subject to such Company Option held by such Company Optionholder multiplied by (B) the difference between (x) the amount per share that such Company Optionholder would have received with respect to such Company Option if such Company Optionholder had exercised his or her option immediately prior to the Effective Time and (y) the exercise price per share of the Company Option held by such Company Optionholder (as set forth in such Company Optionholder's option agreement with the Company).

          2.8 Purchase Price. The total potential merger consideration for the Shares and the Company Options (if any) (the "Purchase Price") shall be equal to $24,000,000, subject to any adjustment required to be made pursuant to Section
2.13 or Section 2.15 below.

          2.9 Payment of Purchase Price. The Purchase Price shall be payable by Global at the Closing (as defined in Section 2.11 below) as follows:

               (a) $21,235,000 of the Purchase Price, as adjusted in accordance with Section 2.13 below, will be paid in cash by wire transfer of funds to the account(s) specified by the Seller and Shareholders' Representative in Schedule 2.9 (including the payment of $150,000 for the covenant not to compete provided in Section 6.4), and such amount shall be allocated among the Seller and the Shareholders in the Allocable Portions set forth in Schedule 2.9 (subject to pro-rata adjustment in accordance with Section 2.13 below);

                (b) $1,200,000 of the Purchase Price shall be paid by Global to Seller at the Closing in the form of shares of Global Stock issued in the name of Seller and delivered to the Escrow Agent in accordance with Section 2.12 below; and the number of shares of Global Stock shall be determined based on the average of the closing bid price per share of the Global Stock on the NASDAQ National Market System for the ten (10) Business Days prior to the two (2) Business Days prior to February 26, 1999; provided, however, that (A) in the event that such average would result in a value for the Global Stock of less than $12 per share (as adjusted for any stock splits or stock dividends), then Global shall have the right to pay such amount in cash by wire transfer of funds to Seller and (B) in the event that such average would result in a value for Global Stock of more than $24 per share (as adjusted for any stock splits or stock dividends), then Seller shall have the right to require that such amount be paid in cash by wire transfer of funds to Seller; and

                (c) $1,565,000 of the Purchase Price will be paid in cash by wire transfer of funds to the Escrow Agent to be held in escrow in accordance with the terms of the Escrow Agreement and the terms of
          Section 2.12 below; and such $1,565,000 cash, together with the Global Stock paid to Seller pursuant to Section 2.9(b) above, shall be paid to the Escrow Agent at Closing in accordance with this Section 2.9(c) shall be allocated among the Seller and the Shareholders based on the Allocable Portions set forth in Schedule 2.9(c).

          2.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by Shareholders who have not voted such Shares in favor of the Merger and who shall have delivered a written demand for appraisal of such Shares in the manner provided in the TBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the cash consideration provided above, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the cash consideration provided herein.

          2.11  Closing.

                (a) Date and Place. The Closing of the purchase and sale of the Shares pursuant to the Merger contemplated by this Agreement shall take place at 10:00 a.m., Central Time, at the offices of Graves, Dougherty, Hearon & Moody in Austin, Texas on

February 26, 1999, or at such other date and time as the parties shall agree (the "Closing Date"), effective as of February 1, 1999 (the "Effective Date").

          (b) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to Global and Newco the various certificates,instruments, and documents referred to in Section 7(a) below, (ii) Global and Newco will deliver to the Seller and Shareholders the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to Global and Newco stock certificates representing all of his Shares, endorsed in blank or accompanied by duly executed assignment documents, and the Shareholders will deliver to Global and Newco stock certificates or loss certificate affidavits (to the reasonable satisfaction of Global) representing all of the remaining Shares, (iv) the Merger Documents will be filed and the Merger will be declared effective in the State of Texas, and (v) Global and Newco will deliver by wire transfer to the Shareholders' Representative, for the benefit of Sellers, Shareholders and the Company Optionholders (if any), the Purchase Price specified in Section 2.9 above as may be adjusted after the Closing pursuant to
Section 2.13 below; provided, however, that in the event that the Closing Date occurs on a day other than a Business Day, then the filing of the Merger Documents with the State of Texas and the wire transfer of the Purchase Price shall occur on the next Business Day following the Closing Date.

          (c) Termination. Global, Newco, the Company and the Seller may terminate this Agreement at any time prior to the Closing Date by mutual written consent. In addition, (i) Global may terminate this Agreement at any time prior to the Closing by giving written notice to the Seller if the Closing shall not have occurred on or before March 16, 1999 by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Global itself breaching any representation, warranty, or covenant contained in this Agreement) and (ii) the Seller may terminate this Agreement by giving written notice to Global at any time prior to the Closing if the Closing shall not have occurred on or before March 16, 1999 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from either the Seller themselves or the Company itself breaching any representation, warranty, or covenant contained in this Agreement). If the transactions contemplated by this Agreement are terminated pursuant to this
Section 2.11(c) by notice in writing to the non-terminating party or parties, this Agreement shall become void and of no further force and effect, except that such termination shall not relieve (i) any party from its covenants in respect of confidentiality contained in Section 6.3 and (ii) any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of such breach.

     2.12 Escrow Arrangements. Pursuant to the Escrow Agreement to be entered into among Seller, Global and the Escrow Agent, $1,200,000 of the Purchase Price payable in cash and the Global Stock (collectively, the "Standard Escrow Sum") plus $365,000 of the Purchase Price payable in cash (the "Additional Escrow Sum") shall be delivered to the Escrow Agent at Closing. Any shares of Global Stock deposited by Seller shall be valued as described in Section 2.9(b). Such moneys and Global Stock, if any, (collectively, the Standard Escrow Sum and the Additional Escrow Sum, together with all interest and dividends accrued thereon, are hereinafter referred to as the "Escrow Sum") shall be held pursuant to the terms of the Escrow Agreement for payment from such Escrow Sum of the amounts, if any, owing by the Seller and Shareholders to Global pursuant to Section 2.15 (at any time during the Standard Escrow Period) with respect to the Standard Escrow Sum or pursuant to the indemnification obligations under Article VIII below with respect to the Standard Escrow Sum or the Additional Escrow Sum, as applicable, and as set forth in the Escrow Agreement. At the conclusion of the period ending on the first anniversary of the Closing Date (such period being referred to herein as the "Standard Escrow Period"), such remaining portion of the Standard Escrow Sum not then subject to an unresolved claim by Global or previously paid to Global in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed in accordance with the Escrow Agreement. At the conclusion of the period ending on the third anniversary of the Closing Date (such period being referred to herein as the "Additional Escrow Period"), such remaining portion of the Escrow Sum not theretofore claimed by or paid to Global or to Shareholders' Representative or Seller in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed pursuant to the Escrow Agreement or to Seller as more particularly provided in the Escrow Agreement. The Shareholders' Representative shall have the right to pay any escrow claims under the Escrow Agreement from the Escrow Sum with respect to the Standard Escrow Sum in a combination of cash and/or Global Stock, if any, as determined by the Shareholders' Representative (as hereinafter defined). The Seller and Global agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement. Any interest, dividends or other income on the cash and Global Stock held in accordance with the Escrow Agreement will be distributed to the Seller and Shareholders in accordance with the terms of the Escrow Agreement.

     2.13  Purchase Price Adjustments.

           (a) Funded Indebtedness. At the Closing, the Company shall pay in full (or make provision through the closing statement executed at the Closing for payment immediately following the Closing), all Funded Indebtedness and cause all liens, security interests or other Encumbrances securing the same to be released. The portion of the Purchase Price payable at Closing pursuant to
Section 2.9(a) above will be reduced by the total amount of Funded Indebtedness (including all indebtedness to NationsBank and TransAmerica), if any, not paid or provided for at, or immediately following, the Closing as set forth in the immediately preceding sentence, except to the extent that the Company's Effective Date Cash exceeds $2,740,000.

           (b) Working Capital. The portion of the Purchase Price payable at Closing pursuant to Section 2.9(a) will be reduced, on a dollar-for-dollar basis, by the amount, if any, by which the Working Capital as reflected on the Preliminary Closing Balance Sheet is less than the Working Capital Target.

           (c) Effective Date Cash on Hand. The portion of the Purchase Price payable at Closing pursuant to Section 2.9(a) will be reduced, on a $0.50 per dollar basis, by the amount, if any, (such deficit to be referred to as the "Cash Shortfall") by which the Effective Date Cash as reflected on the Preliminary Closing Balance Sheet is less than $2,240,000. Any adjustment under this Section 2.13(c) shall be in added to the Working capital for purposes of calculating Working Capital under Section 2.13(b).

     2.14 Closing Review. Within 120 days following the Closing Date, there shall be delivered to the Shareholders' Representative a balance sheet of the Company (the "Closing Balance Sheet") of the Company at and as of the Effective Date. The Closing Balance Sheet shall be prepared in accordance with GAAP by Global and in a manner consistent with the methodology utilized in the preparation of the Preliminary Closing Balance Sheet, with the cost thereof being borne solely by Global. In the event that the Shareholders' Representative disputes any items on the Closing Balance Sheet within ten (10) days after the Seller's receipt thereof, the parties shall jointly select and retain an independent "Big Five" accounting firm (the "Independent Accountants") to review the disputed item(s) on the Closing Balance Sheet. The final determination of such disputed item(s) by the Independent Accountants shall be binding on the parties and shall be reflected on the Closing Balance Sheet. The cost of retaining the Independent Accountants shall be borne by the Seller; provided, however, that Global shall reimburse the Seller for the cost of the Independent Accountants in the event that such review results in an increase of more than 3% in the Working Capital amount determined by Global in the Closing Balance Sheet.

     2.15 Post-Closing Purchase Price Adjustment. In the event that the Working Capital as reflected on the Closing Balance Sheet is less than the Working Capital Target, then the Purchase Price will be adjusted downward, on a dollar-for-dollar basis, to reflect the lesser of (i) the decrease, if any, in Working Capital as reflected on the Closing Balance Sheet from the amount of Working Capital reflected on the Preliminary Closing Balance Sheet or (ii) the amount, if any, by which the Working Capital reflected on the Closing Balance Sheet is less than the Working Capital Target. Conversely, the Purchase Price will be adjusted upward, on a dollar-for dollar basis, to reflect the increase, if any, in the total Working Capital as reflected on the Closing Balance Sheet from the amount of Working Capital reflected on the Preliminary Closing Balance Sheet; provided, however, that in no event shall such upward adjustment exceed the total amount of any downward adjustment to the Purchase Price made pursuant to Section 2.13(b) above. In addition, in the event that the Effective Date Cash as reflected on the Closing Balance Sheet is less than 2,240,000, then the Purchase Price will be adjusted downward, on a $0.50 per dollar basis, to reflect the lesser of (i) the increase, if any, in the Cash Shortfall as reflected on the Closing Balance Sheet from the Cash Shortfall reflected on the Preliminary Closing Balance Sheet or (ii) the amount, if any, by which Effective Date Cash reflected on the Closing Balance Sheet is less than 2,240,000. Conversely, the Purchase Price will be adjusted upward, on a $0.50 per dollar basis, to reflect any decrease in the Cash Shortfall; provided, however, that in no event shall such upward adjustment exceed the total amount of any downward adjustment to the Purchase Price made pursuant to Section 2.13(c). The post-closing adjustment to the Purchase Price, if any, payable by the Seller and Shareholders to Global shall be paid by the Seller and Shareholders to Global from the Standard Escrow Sum. Any post closing adjustment payable by the Seller and Shareholders to Global made in accordance with this Section 2.15 shall be allocated based on the Allocable Portions. In addition, the post-closing adjustment to the Purchase Price, if any, payable by Global to the Seller and Shareholders shall be paid to the Shareholders' Representative (for the benefit of the Seller and the Shareholders) in immediately available funds and shall be made within ten (10) business days of delivery of the Closing Balance Sheet, unless the Seller disputes any items on the Closing Balance Sheet, in which case it shall be paid within ten (10) business days after the Independent Accountants finally determine the disputed item(s), and Global or Independent Accountants deliver(s) to the Seller (and Global, if applicable) a Closing Balance Sheet modified to reflect such determination.

     2.16  Shareholders' Representative.

           (a) In order to administer efficiently (A) the implementation of the Agreement by the Seller and Shareholders, (B) the waiver of any condition to the obligations of the Seller or the Shareholders to consummate the transactions contemplated hereby, and (C) the settlement of any dispute with respect to the Agreement, by execution of the Shareholder Consent, Shareholders have designated Seller as their representative (the "Shareholders' Representative").

          (b) By execution of the Shareholder Consent, the Shareholders authorize the Shareholders' Representative (A) to take all action necessary in connection with the implementation of the Agreement on behalf of the Shareholders, the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, or the settlement of any dispute, (B) to give and receive all notices required to be given under the Agreement, (C) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement, and
(D) to receive for Seller, Shareholders and Company Optionholders, if any, the Purchase Price, including, without limitation, that portion of the Purchase Price paid at the Closing and any portion of the Standard Escrow Sum, the Additional Escrow Sum and any interest accruing thereon disbursed under the terms of the Escrow Agreement for the benefit of Seller, Shareholders and the Company Optionholders (if any). The Shareholders' Representative shall have no duty to invest any portion of the Purchase Price received by the Shareholders' Representative or to accrue any interest thereon, and may deposit the Purchase Price, pending its disbursement, in a non-interest bearing account or accounts.

          (c) In the event that the Shareholders' Representative dies, becomes legally incapacitated or resigns from such position, a person appointed by Shareholders' Representative (in the event of his resignation) or Seller's personal representative (in the event of his death or incapacity) shall fill such vacancy and shall be deemed to be the Shareholders' Representative for all purposes of this Agreement; however, no change in the Shareholders' Representative shall be effective until Global is given notice of it by the Seller and Shareholders.

          (d) All decisions and actions by the Shareholders' Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same, in the absence of fraud, gross negligence or willful misconduct of the Shareholders' Representative.

               (e) By their execution of this Agreement and the Shareholder Consent, the Seller and Shareholders have agreed that:

                    (i) Global shall be able to rely conclusively on the instructions and decisions of the Shareholders' Representative as to any actions required or permitted to be taken by the Shareholders or the Shareholders' Representative hereunder, and no party hereunder shall have any cause of action against Global for action taken by Global in reliance upon the instructions or decisions of the Shareholders' Representative;

                    (ii) all actions, decisions and instructions of the Shareholders' Representative shall be conclusive and binding upon all of the Shareholders; no Shareholder shall have any cause of action against Global or the Company for any action taken or omitted to be taken, decision made or omitted to be made or any instruction given or omitted to be given by the Shareholders' Representative; and no Shareholder shall have any cause of action against the Shareholders' Representative for any action taken, decision made or instruction given by the Shareholders' Representative under this Agreement, except for fraud, gross negligence or willful breach of this Agreement by the Shareholders' Representative;

                    (iii) the Shareholders' Representative shall be deemed to fulfill any fiduciary obligation to the Shareholders or Company Optionholders (if any) so long as no Shareholder is adversely affected by any action or failure to act of the Shareholders' Representative in a disproportionate measure compared to any other Shareholder;

                    (iv) remedies available at law for any breach of the provisions of this Section 2.16 are inadequate; therefore, Global shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Global brings an action to enforce the provisions of this Section 2.16; and

                    (v) the provisions of this Section 2.16 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Shareholders to the Shareholders' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Shareholder.

                    (vi) All fees and expenses incurred by the Shareholders' Representative shall be paid by the Seller, Shareholders and Company Optionholders (if any) based on their aggregate Allocable Portions of the Purchase Price.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                        OF THE COMPANY AND THE SELLERS

     The Company and the Seller jointly and severally represent and warrant to Global and Newco that as of the date hereof and as of the Closing Date:

          3.1 Capitalization. The authorized capital stock of the Company consists of 21,000,000 shares of Common Stock, 6,940,670 of which are issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid, and nonassessable. All of the Shares are owned of record and beneficially by the Seller and Shareholders in the amounts set forth on Schedule 3.1 hereto. None of the Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person. The Seller and the Shareholders collectively own all of the issued and outstanding capital stock of the Company and the Seller owns more than 79% of all classes of the issued and outstanding capital stock of the Company. Schedule 3.1 reflects any stock dividends, stock splits or combinations consummated by the Company in the six
(6) month period prior to the execution of this Agreement.

          3.2 No Liens on Shares. Except as shown on Schedule 3.2, Seller owns his Shares, free and clear of any Encumbrances other than the rights and obligations arising under this Agreement, and none of the Shares is subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. At Closing and upon consummation of the Merger, Seller will have full power and authority to convey good and marketable title to his Shares, free and clear of any Encumbrances.

          3.3 Other Rights to Acquire Capital Stock. Except as set forth in this Agreement or on Schedule 3.3 attached hereto, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Company any equity or debt securities of the Company, or securities convertible into or exchangeable for equity or debt securities of the Company, and there are no shares of capital stock of the Company reserved for issuance for any purpose nor any contracts, commitments, understandings or arrangements which require the Company to issue, sell or deliver any additional shares of its capital stock.

          3.4 Due Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has full corporate power and authority to carry on the Business as now conducted and as proposed to be conducted through Closing. Complete and correct copies of the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, have been heretofore delivered to Global and are attached hereto as
Schedule 3.4. The Company is qualified to do business in the State of Texas and in each jurisdiction in which the nature of the Business or the ownership of its properties requires such qualification except where the failure to be so qualified does not and could not reasonably be expected to have a Material Adverse Effect.

          3.5 Subsidiaries. The Company does not, directly or indirectly have any subsidiaries or any direct or indirect ownership interests in any Person. The Seller do not own any other Person engaged in the Business.

          3.6 Due Authorization. The execution, delivery, and performance of this Agreement, the Merger Documents and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company other than shareholder approval. Upon attainment of shareholder approval of the Merger, this Agreement will have been duly and validly executed and delivered by the Company and the Seller and constitute the valid and binding obligations of the Company and the Seller, enforceable in accordance with its terms, except to the extent that enforceability may be limited by laws affecting creditors' rights and debtors' obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief (the "Equitable Exceptions"). Except for the Equitable Exceptions and assuming all necessary consents to the consummation of the transactions contemplated hereby, as specifically set forth on Schedules 3.9 and 3.15, are obtained, the execution, delivery, and performance of this Agreement (as well as the Merger Documents and all other instruments, agreements, certificates, or other documents contemplated hereby) by the Company and the Seller, do not (a) violate any Requirements of Laws or any Court Order of any Governmental Body applicable to the Company or the Seller, or their respective property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any material agreement to which the Company or the Seller are a party, or by which any of them or any of their respective property is bound, (c) permit the acceleration of the maturity of any Material indebtedness of, or Material indebtedness secured by the property of, the Company or the Seller, or (d) violate or conflict with any provision of the charter or bylaws of the Company.

          3.7 Financial Statements. The following Financial Statements (collectively the "Financial Statements") of the Company have been delivered to Global by the Company and are attached hereto as Schedule 3.7: a balance sheet of the Company as of December 31, 1998, and a statement of income of the Company for the fiscal year ending December 31, 1998. The Financial Statements fairly present the financial position, results of operations and changes in financial position of the Company as of the indicated dates and for the indicated periods except as provided on Schedule 3.7. Except to the extent reflected or provided for in the Financial Statements or the notes thereto and obligations and liabilities incurred in the ordinary course of business since the date of the last of such Financial Statements, the Company has no additional liabilities on the Company's balance sheet or notes thereto that are not so reflected, nor any other obligations (whether absolute, contingent, or otherwise) which are (individually or in the aggregate) Material (in amount or to the conduct of the Business); and neither the Company nor the Seller have knowledge of any basis for the assertion of any such liability or obligation.

          3.8 Certain Actions. Since December 31, 1998, the Company has not, except as disclosed on Schedule 3.8A hereto or any of the Financial Statements or notes thereto and except for certain bonuses paid in cash and capital stock approved by Global and except for the repayment of the Funded Indebtedness, the sale of the Phoenix Business and the other transactions expressly provided for in this Agreement: (a) discharged or satisfied any Encumbrance or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of the Business; (b) paid or declared any dividends or distributions, or purchased, redeemed, acquired, or retired any stock or indebtedness from any stockholder (other than distributions to pay estimated income taxes of the Seller associated with the income of the Company);
(c) made or agreed to make any loans or advances or guaranteed or agreed to guarantee any loans or advances to any party whatsoever; (d) suffered or permitted any Encumbrance other than Permitted Exceptions to arise or be granted or created against or upon any of its assets, real or personal, tangible or intangible; (e) canceled, waived, or released or agreed to cancel, waive, or release any of its receivables, rights, or claims against third parties in excess of $15,000 individually or $35,000 in the aggregate; (f) sold, assigned, pledged, mortgaged, or otherwise transferred, or suffered any material damage, destruction, or loss (whether or not covered by insurance) to, any assets (except in the ordinary course of the Business); (g) amended its charter or bylaws; (h) paid or made a commitment to pay any severance or termination payment to any employee or consultant; (i) made any material change in its method of management or operation or method of accounting; (j) made any capital expenditures, including, without limitation, replacements of equipment in the ordinary course of the Business, or entered into commitments therefor, except for capital expenditures or commitments therefor which do not, in the aggregate, exceed $40,000; (k) made any investment or commitment therefor in any Person;
(l) made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (i) wages and salaries and business expenses paid in the ordinary course of the Business, and (ii) wage and salary adjustments made in the ordinary course of the Business for employees who are not officers, directors, or shareholders of the Company; (m) made, amended, or entered into any written employment contract or created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement; (n) materially amended or experienced a termination of any material contract, agreement, lease, franchise or license to which the Company is a party that would or could reasonably be expected to have a Material Adverse Effect, except in the ordinary course of the Business; or (o) entered into any other material transactions that would or could reasonably be expected to have a Material Adverse Effect except in the ordinary course of the Business. Since December 31, 1998, except as disclosed on Schedule 3.8B hereto or any of the Financial Statements or notes thereto, there has not been (a) any Material Adverse Change including, but not limited to, the loss of any material customers or suppliers of the Company, or in any material assets of the Company,
(b) any extraordinary contracts, commitments, orders or rebates, (c) any strike, material slowdown, or demand for recognition by a labor organization by or with respect to any of the employees of the Company, or (d) any shutdown, material slow-down, or cessation of any material operations conducted by, or constituting part of, the Company, nor has the Company agreed to do any of the foregoing.

          3.9 Properties. Attached hereto as Schedule 3.9 is a list containing a description of each interest in real property (including, without limitation, leasehold interests) and each item of personal property utilized by the Company in the conduct of the Business having a book value in excess of $15,000 as of the date hereof. Except for Permitted Exceptions or as expressly set forth on
Schedule 3.9 or in the applicable lease document, such real and personal properties are free and clear of Encumbrances. The Seller and the Company have delivered to Global a lien search obtained from the counties where the Company conducts business and the Texas Secretary of State office of all UCC liens of record against the Company's personal property in the State of Texas. All of the properties and assets necessary for continued operation of the Business as currently conducted (including, without limitation, all books, records, computers and computer software and data processing systems) are owned, leased or licensed by the Company and are reasonably suitable for the purposes for which they are currently being used. With the exception of used equipment and inventory valued at no more than $10,000 in the aggregate on the Company's Financial Statements, the physical properties of the Company, including the real properties leased by the Company, to the best knowledge of the Company and the Seller, are in good operating condition and repair, normal wear and tear excepted, and are free from any defects of a material nature. Except for Permitted Exceptions or as otherwise set forth on Schedule 3.9, the Company has full and unrestricted legal and equitable title to all such properties and assets. The operation of the properties and Business of the Company in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other Requirements of Laws, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect. To the best of Seller's and the Company's Knowledge, except for Permitted Exceptions or as set forth on Schedule 3.9, no restrictive covenants, easements, rights-of-way, or regulations of record impair the uses of the properties of the Company for the purposes for which they are now operated. Except as set forth on Schedule 3.9, all leases of real or personal property by the Company are legal, valid, binding, enforceable and in full force and effect against the Company and, to the best Knowledge of Seller and the Company against each other party thereto, and, assuming all necessary consents to the consummation of the transactions contemplated herein, as set forth on Schedule 3.9, are obtained, will remain legal, valid, binding, enforceable and in full force and effect on essentially the same terms immediately following the Closing, except to the extent that enforceability may be limited by the Equitable Exceptions. All facilities owned or leased by the Company have received all material approvals of any Governmental Body (including Governmental Permits) required to be obtained by the Company in connection with the operation thereof and have been operated and maintained in accordance with all Requirements of Laws applicable to the Company.

          3.10 Licenses and Permits. Attached hereto as Schedule 3.10 is a list of all Material licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by the Company from any Governmental Body (herein collectively called "Governmental Permits") the absence of which could individually or the in the aggregate have a Material Adverse Effect. The Company has complied in all material respects with the terms and conditions of all such Governmental Permits, and the Company has not received notification from any Governmental Body of violation of any such Governmental

Permit or the Requirements of Laws governing the issuance or continued validity thereof other than violations (if any) which would not individually or in the aggregate have a Material Adverse Effect. To the best knowledge of Seller and the Company, no additional Governmental Permit is required from any Governmental Body thereof in connection with the conduct of the Business which Governmental Permit, if not obtained, would have a Material Adverse Effect.

          3.11 Intellectual Property. Attached hereto as Schedule 3.11 is a list and brief description of all patents, trademarks, tradenames, copyrights, licenses, computer software or data (other than general commercial software) or applications therefor owned by or registered in the name of the Company or in which the Company has any rights, licenses, or immunities (collectively, the "Intellectual Property"). The Company has furnished Global with copies of all license agreements to which the Company is a party, either as licensor or licensee, with respect to any Intellectual Property. Except as described on
Schedule 3.11 hereto, the Company has good title to or the right to use such Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of their Business, as presently conducted without the payment of any royalty or similar payment, and the Company is not infringing on any patent right, tradename, copyright or trademark right or other Intellectual Property right of others, and neither the Company nor the Seller are aware of any infringement by others of any such rights owned by the Company.

          3.12 Compliance with Laws. Except as would not have a Material Adverse Effect, the Company has (i) complied in all material respects with all Requirements of Laws, Governmental Permits and Court Orders applicable to the Business and has filed with the proper Governmental Bodies all statements and reports required by all Requirements of Laws, Governmental Permits and Court Orders to which the Company or any of its employees (because of their activities on behalf of the Company) are subject and (ii) conducted the Business and is in compliance in all material respects with all federal, state and local energy, public utility, health, safety and environmental Requirements of Laws, Governmental Permits and Court Orders including the Clean Air Act, the Clean Water Act, RCRA, the Safe Drinking Water Act, CERCLA, OSHA, the Toxic Substances Control Act and any similar state, local or foreign laws (collectively "Environmental Obligations") and all other federal, state, local or foreign governmental and regulatory requirements, except where any such failure to comply or file would not, in the aggregate, have a Material Adverse Effect. No claim has been made by any Governmental Body (and, to the best knowledge of the Company and the Seller, no such claim is anticipated) to the effect that the Business fails to comply, in any respect, with any Requirements of Laws, Governmental Permit or Environmental Obligation or that a Governmental Permit or Court Order is necessary in respect thereto.

          3.13 Insurance. Attached hereto as Schedule 3.13 is a list of all coverages for fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the Company. Copies of the binder for all such insurance policies have been delivered to Global. To the best of the Company's and the Seller's knowledge and belief, no event relating to the Company has occurred which will result in (i) cancellation of any such insurance coverages;
(ii) a retroactive upward adjustment of premiums under any such insurance coverages; or

(iii) any prospective upward adjustment in such premiums. All of such insurance coverages will remain in full force and effect following the Closing.

          3.14  Employee Benefit Plans.

                (a)  Employee Welfare Benefit Plans.  Except as disclosed on
Schedule 3.14, the Company does not maintain or contribute to any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. With respect to each such plan: (i) the plan is in material compliance with ERISA;
(ii) the plan has been administered in accordance with its governing documents;
(iii) neither the plan, nor any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA other than any transaction subject to a statutory or administrative exemption; (iv) except for the processing of routine claims in the ordinary course of administration, there is no material litigation, arbitration or disputed claim outstanding; and
(v) all premiums due on any insurance contract through which the plan is funded have been paid.

                (b)  Employee Pension Benefit Plans.  Except as disclosed in
Schedule 3.14, the Company does not maintain or contribute to any arrangement that is or may be an "employee pension benefit plan" relating to employees, as such term is defined in Section 3(2) of ERISA. With respect to each such plan:
(i) the plan is qualified under Section 401(a) of the Code, and any trust through which the plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code; (ii) the plan is in material compliance with ERISA; (iii) the plan has been administered in accordance with its governing documents as modified by applicable law; (iv) the plan has not suffered an "accumulated funding deficiency" as defined in Section 412(a) of the Code; (v) the plan has not engaged in, nor has any fiduciary with respect to the plan engaged in, any "prohibited transaction" as defined in
Section 406 of ERISA or Section 4975 of the Code other than a transaction subject to statutory or administrative exemption; (vi) the plan has not been subject to a "reportable event" (as defined in Section 4043(b) of ERISA), the reporting of which has not been waived by regulation of the Pension Benefit Guaranty Corporation; (vii) no termination or partial termination of the plan has occurred within the meaning of Section 411(d)(3) of the Code; (viii) all contributions required to be made to the plan or under any applicable collective bargaining agreement have been made to or on behalf of the plan; (ix) there is no material litigation, arbitration or disputed claim outstanding; and (x) all applicable premiums due to the Pension Benefit Guaranty Corporation for plan termination insurance have been paid in full on a timely basis.

                (c) Employment and Non-Tax Qualified Deferred Compensation Arrangements. Except as disclosed in Schedule 3.14, the Company does not maintain or contribute to any retirement or deferred or incentive compensation or Merger, stock grant or stock option arrangement entered into between the Company and any current or former officer, consultant, director or employee of the Company that is not intended to be a tax qualified arrangement under Section 401(a) of the Code.

                3.15  Contracts and Agreements.  Attached hereto as Schedule
3.15 is a list and brief description of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisors and customers, and service agreements) to which the Company is a party or by which the Company or its properties are bound pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, for any one contract $35,000 or greater (collectively, the "Contracts"). The Company is not and, to the best knowledge of the Seller and the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Company) under any of the Contracts, and the Company has not waived any right under any of the Contracts, except for any such defaults or waivers, which would not have a Material Adverse Effect. Except for the Equitable Exceptions, all of the Contracts are legal, valid, binding, enforceable and in full force and effect and, assuming all necessary consents to the consummation of the transactions contemplated herein, as specifically set forth on Schedules 3.9 and 3.15, are obtained, will remain legal, valid, binding, enforceable and in full force and effect on essentially the same terms immediately after the Closing, except to the extent that enforceability may be limited by the Equitable Exceptions. Except as set forth in Schedule 3.15, the Company has not guaranteed any obligations of any other Person.

                3.16 Claims and Proceedings. Attached hereto as Schedule 3.16 is a list and brief description of all claims, actions, suits, proceedings, or investigations pending or, to the best knowledge and belief of the Seller or the Company, threatened against or affecting the Company or any of its properties or assets, at law or in equity, or before or by any court, municipality or other Governmental Body. Except as set forth on Schedule 3.16, none of such claims, actions, suits, proceedings, or investigations, if adversely determined, will result in any Material liability or loss to the Company. The Company has not been and the Company is not now, subject to any Court Order, stipulation, or consent of or with any court or Governmental Body. No inquiry, action or proceeding has been instituted or, to the best knowledge and belief of the Seller or the Company, threatened or asserted against the Seller or the Company to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the best knowledge of the Company and Seller, and except as set forth on Schedule 3.16, there is no basis for any such valid claim or action.

                3.17  Taxes.

                      (a) All Federal, foreign, state, county and local income, gross receipts, excise, property, franchise, license, sales, use, withholding and other Taxes due from the Company on or before the Closing will have been paid and all Tax Returns which are required to be filed by the Company on or before the Closing will have been filed within the time and in the manner provided by law, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of the Company. No Tax Returns of the Company are presently subject to an extension of the time to file. All Taxes, assessments, penalties, and interest of the Company which have become due pursuant to such Tax Returns or any assessments received have been paid or adequately accrued on the Company's Financial Statements. The provisions for Taxes reflected on the balance sheets contained in the Financial Statements are adequate to cover all of the Company's Tax liabilities for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes, and there are no pending or, to the best knowledge of the Seller or the Company, threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any such Taxes. For Governmental Bodies with respect to which the Company does not file Tax Returns, no such Governmental Body has given the Company written notification that the Company is or may be subject to taxation by that Governmental Body. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party. There are no Tax liens on any of the property or assets of the Company.

                     (b) Neither the Company nor any other corporation has filed an election under Section 341(f) of the Code that is applicable to the Company or any assets held by the Company. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company has not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of a return year any corporation other than the Company also was a member of the affiliated group. No Seller (A) has been a member of an affiliated group, as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was any Seller) and (B) has any Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                     (c) The Company is not liable for any Tax under Section 1374 of the Code in connection with a deemed sale of such Company's assets caused by an election under Section 338(h)(10) of Code. The Company has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined in whole or in part by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any other corporation that is a qualified subchapter S subsidiary.

                     (d) The Company has not had at any time during the Company's existence owned any subsidiaries (including any "qualified subchapter S subsidiaries" within the meaning of Section 1361(b)(3)(13) of the Code).

                (e) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes or similar taxes will be imposed upon the transfer and sale of the Shares pursuant to this Agreement.

          3.18 Personnel. Attached hereto as Schedule 3.18 is a list of the names and annual rates of compensation of the directors and executive officers of the Company, and of the employees of the Company whose annual rates of compensation during the fiscal year ended December 31, 1998 (including base salary, bonus and incentive pay) exceed (or during the fiscal year ending December 31, 1999 are expected to exceed) $60,000. Schedule 3.18 also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership, and other like benefits, if any, paid or payable to such directors, officers, and employees during the Company's fiscal year ended December 31, 1998 and to the date hereof. Since December 31, 1998, the Company has not changed the employment compensation, benefits or consulting payments to the Seller, except in the ordinary course of business consistent with past practice and except for cash dividends and distributions so long as (i) the Company has at least $2,740,000 in cash available as of the Effective Date (as adjusted for entries outside the Ordinary Course of Business between the Effective Date and the Closing Date as set forth on the settlement and closing statement executed at Closing and net of outstanding checks) (ii) the Working Capital balance at the Closing is equal to or greater than the Working Capital Target and (iii) to the best knowledge of the Company and the Seller, there will be no post closing adjustment in accordance with Section 2.8 which decreases the Purchase Price.
Schedule 3.18 also contains a brief description of all material terms of employment agreements to which the Company is a party and all severance benefits which any director, officer or employee of the Company is or may be entitled to receive. There is no pending or, to the best knowledge of the Seller or the Company, threatened labor dispute or union organization campaign. None of the employees of the Company are represented by any labor union or organization. The Company is in compliance in all material respects with all Requirements of Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices. Neither the Company or the Seller has been advised that any of the persons whose names are set forth on Schedule 3.18 or any other employee will not agree to remain employed by the Company after the consummation of the transactions contemplated hereby. There is no unfair labor practice claim against the Company before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the best knowledge of the Company and the Seller, threatened against or involving the Company, and none has occurred.

          3.19 Business Relations. Except as set forth on Schedule 3.19, neither the Company nor the Seller know that any Material customer or supplier of the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with the Company except for any reductions which, individually or in the aggregate, do not result in a Material Adverse Change. Neither the Seller nor the Company has received any written notice of any Material disruption (including delayed deliveries or allocations by suppliers) in the availability of any portion of the materials used by the Company nor is the Company or the

Seller aware of any facts which could lead them to believe that the Business will be subject to any such Material disruption.

          3.20 Accounts Receivable. All of the accounts, notes, and loans receivable that have been recorded on the books of the Company are bona fide and represent amounts validly due for goods sold or services rendered and, except as disclosed on Schedule 3.20, all such amounts (net of any allowance for doubtful accounts set forth in the Closing Balance Sheet and net of any excess of Working Capital over the Working Capital Target as set forth on the Closing Balance Sheet) will be collected in full within 180 days following the Closing Date. Except as disclosed on Schedule 3.20 hereto (a) all of such accounts, notes, and loans receivable are free and clear of any Encumbrances; (b) no claims of offset have been asserted in writing against any of such accounts, notes, or loans receivable; and (c) none of the obligors of such accounts, notes, or loans receivable has given written notice that it will or may refuse to pay the full amount or any portion thereof.

          3.21 Bank Accounts. Attached hereto as Schedule 3.21 is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

          3.22 Warranties. Except for warranty claims that are typical and in the ordinary course of the Business, no written claim for breach of product or service warranty to any customer has been made against the Company since January 1, 1997. To the best knowledge of the Seller and the Company, no state of facts exists, and no event has occurred, which could reasonably be expected to form the basis of any present claim against the Company for liability on account of any express or implied warranty to any third party in connection with products sold or services rendered by the Company, except for warranty claims which are typical and in the ordinary course of business, none of which individually or in the aggregate would have a Material Adverse Effect.

          3.23 Brokers. Neither the Company nor the Seller have engaged, or caused to be incurred any liability to any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

          3.24 Interest in Competitors, Suppliers, Customers, Etc. No officer, director, or shareholder of the Company or any affiliate of any such officer, director, or shareholder, has any ownership interest in any competitor, supplier, or customer of the Company (other than ownership of securities of a publicly-held corporation of which such Person owns, or has real or contingent rights to own, less than one percent of any class of outstanding securities) or any property used in the operation of the Business.

          3.25 Indebtedness To and From Officers, Directors, Shareholders, and Employees. Attached hereto as Schedule 3.25 is a list and brief description of the payment terms of all indebtedness of the Company to officers, directors, shareholders, and employees of the Company and all indebtedness of officers, directors, shareholders, and employees of the Company to the Company, excluding indebtedness for travel advances or similar advances for expenses incurred on behalf of and in the ordinary course of the Business, consistent with past practices.

          3.26 Undisclosed Liabilities. Except as indicated in Schedule 3.26 hereto and except as it would not, individually or in the aggregate, have a Material Adverse Effect, the Company does not have any liabilities (whether absolute, accrued, contingent or otherwise), except such liabilities which are accrued or reserved against in the Financial Statements or disclosed in the notes thereto, including without limitation any accounts payable or service liabilities of the Company incurred prior to the Closing Date, other than liabilities incurred in the ordinary course of the Business since the date of the latest of such Financial Statements and liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement.

          3.27 Information Furnished. The Company and the Seller have made available to Global true and correct copies of all material corporate records of the Company and all items listed on the Schedules to the Agreement or referred to in this Agreement and, to the best knowledge of Seller and the Company, neither this Agreement, the Schedules hereto, nor any written information, instrument, or document delivered to Global pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

          3.28 Personal Vehicles. All personal vehicles have been removed from the Business prior to the Closing Date.

          In making the representations and warranties set forth above, the term "Material" or "material" shall, where appropriate in context of its use, be deemed to mean an amount of money greater than $50,000. The terms "Material Adverse Change," "material adverse trend," "Material Adverse Effect," or any other term of like import shall mean the occurrence of any single event, or any series of related events, or set of related circumstances, which proximately causes an actual, direct economic loss to the Company, taken as a whole, in excess of $50,000 per occurrence or $100,000 in the aggregate. The terms "knowledge" and "best knowledge" shall mean actual knowledge of the person indicated.

          3.29  No Other Warranties.  Except as expressly set forth in Sections
3.1 through 3.28, neither Seller nor the Company make any representations or warranties, express or implied, including, without limitation, any warranties or representations with respect to the future performance of the Company.

                                  ARTICLE IV
               GLOBAL AND NEWCO'S REPRESENTATIONS AND WARRANTIES

     Global and Newco jointly and severally represent and warrant to the Seller as follows:

          4.1 Due Organization. Global is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and each of Global and Newco has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

          4.2 Due Authorization. The execution, delivery and performance of this Agreement and the Merger Documents has been duly authorized by all necessary corporate action of each of Global and Newco and the Agreement has been duly and validly executed and delivered by each of Global and Newco and constitutes the valid and binding obligation of each of Global and Newco, enforceable in accordance with its terms, except to the extent that enforceability may be limited by the Equitable Exceptions. The execution, delivery, and performance of this Agreement (as well as the Merger Documents and all other instruments, agreements, certificates or other documents contemplated hereby) by each of Global and Newco, do not (a) violate any Requirements of Laws or Court Order of any Governmental Body applicable to either Global or Newco or either of their property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which either Global or Newco is a party or by which either of them or theirs property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Global or Newco, or (d) violate or conflict with any provision of the charter or bylaws of Global or Newco.

          4.3 No Brokers. Neither Global or Newco has engaged or caused to be incurred any liability to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby for which the Company, Seller or Shareholders could be liable.

          4.4 Investment. Upon consummation of the Merger, Global will acquire the Shares solely for investment purposes and for its own account and not with a view to the distribution thereof.

          4.5 Information Furnished. To the best knowledge of each of Global and Newco, neither this Agreement, nor any written information, instrument, or document delivered to the Seller or Shareholders by Global or Newco pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

                                   ARTICLE V
                             PRE-CLOSING COVENANTS

          5.1 Consents of Others. Prior to the Closing, the Company and the Seller shall use all reasonable efforts to obtain and to cause the Company to obtain all authorizations, consents and permits required of the Company, the Seller and Shareholders to permit them to consummate the transactions contemplated by this Agreement, including, any vote of the Shareholders required for consummation of the Merger.

          5.2 Best Efforts. Global, Newco, the Company and the Seller shall use all reasonable efforts to cause all conditions for the Closing to be met.

          5.3 Powers of Attorney. The Company and the Seller shall cause the Company to terminate at or prior to the Closing all powers of attorney granted by the Company other than those relating to service of process, qualification or pursuant to governmental regulatory or licensing agreements, or representation before the IRS or other government agencies.

          5.4 Conduct of Business Pending Closing. From the date of this Agreement to the first to occur of the termination of this Agreement and the Closing Date:

                    (i) Except as otherwise contemplated by this Agreement, or as Global may otherwise consent to in writing, the Company and the Seller shall conduct the Business only in the ordinary course and shall not engage in any material activity or enter into any material transaction which would cause a breach of any of the representations and warranties contained in Article III.

                    (ii) The Company shall, and the Seller shall make a good faith effort to cause the Company to, preserve substantially intact its current business organization and present relationships with its customers, vendors, suppliers and employees and to maintain all of its insurance currently in effect.

                    (iii) The Seller and the Company shall give prompt notice to Global of any notice of material default received by the Company or the Business subsequent to the date of this Agreement under any Contract or any Material Adverse Change occurring prior to the Closing Date in the operation of the Company or the Business.

                    (iv) Neither the Company nor the Seller, nor any of their representatives, shall solicit, encourage or discuss any Acquisition Proposal (as hereinafter defined) or supply any non-public information concerning the Company or the Business or the Company's assets to any party other than Global or its representatives. As used herein, "Acquisition Proposal" means any proposal other than the transactions herein contemplated, for (i) any merger or other business combination involving the Company or the Business, (ii) the acquisition of the

          Company or a material equity interest in the Company or a material portion of its assets, or (iii) the dissolution or liquidation of the Company.

          5.5 Access to Records Before Closing. Prior to the Closing Date, the Seller and the Company agree that they will give, or cause to be given, to Global and Newco and their representatives, during normal business hours and at Global's expense, full and unrestricted access to the Company's personnel, officers, agents, employees, assets, properties, titles, contracts, corporate minute and other books, records, files and documents of the Seller with respect to the Business (including financial, tax basis, budget projections, accountants' work papers and other information as Global may request) and to the Business' personnel, customers, suppliers and independent accountants, to allow Global to obtain such information as Global shall desire, and to make copies of such information, to the extent reasonably necessary. All materials copied by Global shall be maintained in confidence by Global and returned to the Seller and/or the Company, as appropriate, if the Closing of the transactions contemplated hereunder fails to occur.

          5.6 Landlord Consents. The Company shall make a good faith effort to cause the lessors of the Buildings to execute a Landlord Agreement in the form attached hereto as Exhibit B, together with such changes as may be agreed to by Global and/or Global's lenders.

          5.7 Termination of Company's Profit Sharing Plan. Seller will adopt all necessary corporate resolutions to terminate the Company's Profit Sharing Plan, effective as of the day prior to the Closing Date. Immediately prior to such termination, Seller will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the Company's Profit Sharing Plan, and (ii) for elective deferrals made pursuant to the Company's Profit Sharing Plan for the period prior to termination.

                                  ARTICLE VI
                            POST-CLOSING COVENANTS

          6.1 General. In case at any time after the Closing any further action is legally necessary or reasonably desirable (as determined by Global and the Seller) to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). The Seller and Global acknowledge and agree that from and after the Closing, Global will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, which shall be maintained at the chief executive office of the Company; provided, however, that the Seller shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense, and Global will maintain all of the same for a period of at least six (6) years after Closing.

          6.2 Transition. For a period of three (3) years following Closing, the Seller will not take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the

Company from maintaining the same business relations with the Company after the Closing as it maintained with the Company prior to the Closing. For a period of three (3) years following Closing, the Seller will refer all customer inquiries relating to the Business to the Company.

          6.3 Confidentiality. Except to the extent that Confidential Information solely related to the Phoenix Business is included in the sale of the Phoenix Business or is necessary for the operation of the Phoenix Business, the Seller will treat and hold as such all Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or otherwise for the benefit of the Company, Global for a period of three (3) years from the Closing, and deliver promptly to Global or destroy, at the written request and option of Global, all tangible embodiments (and all copies) of the Confidential Information which are in their possession, except as otherwise permitted herein. In the event that any Seller is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, such Seller will notify Global promptly of the request or requirement.

          6.4 Covenant Not to Compete. For and in consideration of the allocation of $150,000 of the Purchase Price paid to the Seller by Global, Seller covenants and agrees, for a period of three (3) years from and after the Closing Date, that he will not, directly or indirectly without the prior written consent of Global, for or on behalf of any entity:

               (a) become interested or engaged, directly or indirectly, as a shareholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person, firm or corporation for the purpose of engaging in the business of the Company, Global or their affiliates in competition with the Company, Global or their respective affiliates within a 100 mile radius of any of the Company's current office facilities in the State of Texas (the "Current Trade Area");

               (b) enter into any agreement with, service, assist or solicit the business of any customers of the Company, Global or any of their respective affiliates for the purpose of providing office equipment sales or service to such customers in competition with the Company in the Current Trade Area or to cause them to reduce or end their business with the Company; or

               (c) enter into any agreement with, or solicit the employment of employees, consultants or representatives of the Company for the purpose of causing them to leave the employment of the Company, except for the current employees of the Company who are currently providing services (and will continue to provide services) on substantially a full-time basis to the Phoenix Business; provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall be deemed to be in a violation of this Section 6.4 solely by reason thereof.

          6.5  Additional Matters.

               (a) The Seller shall cause the Company to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Effective Date and the Company shall remit any Taxes due in respect of such Tax Returns. In addition, the Seller shall cause JoAnn Midwikes (or such other tax preparer reasonably acceptable to Global) to prepare a short period tax return for the Company covering the period from January 1, 1999 through the Effective Date. The cost of preparation of such short period tax return shall be paid for by the Company and properly accrued for in accordance with GAAP on the Closing Balance Sheet, but shall not reduce Working Capital.

               (b) Global and the Seller recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Global and/or the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Global agree to cause the Company to (A) use its best efforts to properly retain and maintain such records for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (B) allow each Seller and his agents and representatives at times and dates mutually acceptable to the parties, to reasonably inspect, review and make copies of such records from time to time, such activities to be conducted during normal business hours and at the inspecting party's expense.

               (c) In the event that Seller or the Shareholders pay any Indemnifiable Costs to Global as a result of any uncollected accounts receivable of the Company after the expiration of 180 days from the Closing Date in excess of the allowance for doubtful accounts included in the Closing Balance Sheet, then the Shareholders' Representative shall have the right to require Global and the Company to assign to Shareholder's Representative, on behalf of Seller, Shareholders and the Optionholders (if any), such uncollected accounts receivable of the Company which resulted in such payment of Indemnifiable Costs to Global, and the Company and Global shall use reasonable efforts to provide the Shareholder's Representative with any account information necessary to seek collection thereof by the Shareholders' Representative.

          6.6 Registration Rights Agreement. Global agrees to use its reasonable best efforts to allow Seller to become a party to the Global Registration Rights Agreement.


                                  ARTICLE VII
           CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING

          7.1 Conditions to Global and Newco's Obligations. The obligations of Global and Newco under this Agreement to consummate the Closing are subject to the conditions that:

                     (a) Covenants, Representations and Warranties. The Company and the Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties of the Company and the Seller set forth in this Agreement and the Schedules attached hereto (as supplemented by Seller and the Company in good faith at any time prior to Closing) shall be accurate in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by this Agreement or which have been entered into in the ordinary course of business and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representation, the same shall be true in all material respects as of such specified date.

                     (b) Consents. All statutory requirements for the valid consummation by the Company and the Seller and Shareholders of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Global, unless such failure could not reasonably be expected to have a Material Adverse Effect. All approvals of the Board of Directors and shareholders of the Company necessary for the consummation of this Agreement, the Merger and the transactions contemplated hereby shall have been obtained.

                     (c) Suppliers/Leases. The Seller shall have obtained, where expressly required by written agreement between the Company and such parties, the written consent of (i) the Company's Material office equipment suppliers and (ii) the lessors of the Buildings to the transactions contemplated by the Agreement. The lessors of the Buildings shall have provided a Landlord Agreement to Global's lenders in substantially the same form as Exhibit B hereto, except as specifically waived by Global.

                     (d) Discharge of Indebtedness and Liens. The Seller and the Company shall have provided for the payment in full by the Company of all Funded Indebtedness of the Company. The Seller shall have also provided for the termination of all Encumbrances of record on the properties of the Company, except for Permitted Exceptions. All liens or UCC filings against the Company and each of the Subsidiaries or Affiliates of the Company which engaged in the Business other than Permitted Exceptions shall have been terminated as of the Closing.

                     (e) Phoenix Business Sold. All of the assets and liabilities of the Phoenix Business shall have been sold by the Company to Dahill Imaging Systems, Inc. (the "Phoenix Purchaser") pursuant to the Phoenix Purchase Agreement. In addition, Seller and the Phoenix Purchaser shall enter a right of first refusal agreement in favor of Global with respect to any sale of the Phoenix Business by Seller and/or Phoenix Purchaser in the form of Exhibit I hereto.

          (f) Transfer Taxes. The Seller and Shareholders shall be responsible for all stock transfer or gains taxes imposed on the Seller and Shareholders incurred in connection with this Agreement.

          (g) Documents to be Delivered by the Seller and the Company. The following documents shall be delivered at the Closing by the Seller and the
Company:

               (i) Opinion of the Seller's Counsel. Global shall have received an opinion of counsel to the Company and the Seller, dated the Closing Date, in substantially the same form as the form of opinion that is Exhibit C hereto.

               (ii) Certificates. Global shall have received an officer's certificate and a secretary's certificate of the Company executed by officers of the Company, dated the Closing Date, in substantially the same forms as the forms of certificates that are Exhibit D-1 and D-2, respectively, hereto.

               (iii) Release. The Seller shall have furnished the Company with a general release in substantially the same form as the form attached as Exhibit E hereto.

               (iv) Escrow Agreement. The Seller shall have delivered to Global at the Closing the duly executed Escrow Agreement required pursuant to
Section 2.5 hereof.

               (v) Employment Agreements. Seller shall have duly executed and delivered the Employment Agreement in substantially the same form attached as Exhibit F hereto, pursuant to which he will be employed by the Company following the Closing.

               (vi) Phoenix Business Right of First Refusal and License Agreement. Seller and the Phoenix Purchaser shall have entered into a right of first refusal agreement with Global in substantially the same form as the form attached as Exhibit I hereto, whereby Global will be granted for three years the right to purchase the stock or assets of the Phoenix Business upon the same terms of any proposed sale of the Phoenix Business. The Phoenix Purchaser shall have entered into the License Agreement in substantially the same form as the form attached as Exhibit K hereto for the right to use the name "Dahill" solely in connection with the Phoenix Business or otherwise (provided that the Phoenix Purchaser complies with the terms and conditions of the License Agreement) and solely in the State of Arizona.

               (vii) Equity Subscription Agreement. Seller shall have executed and delivered to Global an Equity Subscription Agreement in substantially the same form as the form attached hereto as Exhibit H.

               (viii) Personal Vehicles. Seller shall have removed all personal vehicles from the Business.

               (ix) Seller Receivables. The Seller shall, and the Company shall have caused, all of the Company's officers, directors and/or employees to have repaid in full all debts and other obligations, if any, owed to the Company, including the Seller Note;

               (x) Stock Certificates. The Seller and Shareholders shall have delivered the Shares accompanied by duly executed stock powers, together with any stock transfer stamps or receipts for any transfer taxes required to be paid thereon; and

               (xi) Consummation of Merger. The Seller shall have executed, delivered and filed with the State of Texas all of the Merger Documents including any certificates and articles of merger necessary for consummation of the Merger and the Merger shall be deemed to have become effective under the laws of the State of Texas.

     7.2 Conditions to the Seller's and the Company's Obligations. The obligation of the Seller and the Company under this Agreement to consummate the Closing is subject to the conditions that:

          (a) Covenants, Representations and Warranties. Global and Newco shall have each performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Global or Newco prior to or at the Closing and the representations and warranties of Global and Newco set forth in Article IV hereof shall be accurate in all material respects, at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by the Agreement or which have been entered into in the ordinary course of the Business and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representations, the same shall be true as of such specified date.

          (b) Consents. All statutory requirements for the valid consummation by Global and Newco of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including the affirmative vote of the Shareholders as to the consummation of the transactions contemplated hereby and the expiration or early termination of all waiting periods under the HSR Act and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Global and Newco of the transactions contemplated hereby shall have been obtained unless such failure shall not have a Material Adverse Effect on the Business. Global shall have used its reasonable efforts to have obtained the release of the Seller from all personal guarantees with respect to the Company.

               (c) Documents to be Delivered by Global and Newco. The following documents shall be delivered at the Closing by Newco:

                    (i) Certificates. The Seller shall have received an officers' certificate and a secretary's certificate executed by officers of each of Global and Newco, dated the Closing Date, in substantially the same forms as the forms of certificates that are Exhibit G-1 and G-2, respectively, hereto.

                    (ii) Escrow Agreement. Global shall have delivered to the Seller at the Closing the duly executed Escrow Agreement required pursuant to
Section 2.5 hereof.

                    (iii) Employment Agreements. Global shall have caused the Company to duly execute and deliver the Employment Agreement with Seller in the same form attached as Exhibit F hereto, pursuant to which he will be employed by the Company following the Closing.

                    (iv) Equity Subscription Agreement. Global shall have executed and delivered to Seller an Equity Subscription Agreement in substantially the same form as the form attached hereto as Exhibit H. In addition, Global shall have used its reasonable best efforts to allow Seller to become a party to the Global Registration Rights Agreement.

                    (v) Phoenix Business License Agreement. Newco shall have entered into the License Agreement in substantially the same form as the form attached as Exhibit K hereto.

               (d) Payments to the Seller, the Shareholders the Company Optionholders and the Escrow Agent. The Shareholders' Representative, for the benefit of the Seller and Shareholders (and the Company Optionholders, if any) shall have received the Purchase Price for the Shares (and Company Options, if applicable). The Escrow Agent shall have received the Escrow Sum from Global.

               (e) Execution of Shareholder Consent. At least 75% of all of the Shareholders (excluding the Seller) shall have executed a counterpart to the Shareholder Consent.

                                  ARTICLE VIII
                                INDEMNIFICATION

          8.1 Indemnification of Global. Except as provided in Section 8.5, as Global's sole and exclusive monetary remedy for any breach by the Seller hereunder, the Seller agree to jointly and severally indemnify and hold harmless Global and each officer, director, and affiliate of Global, including without limitation the Company or any successor of the Company (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Indemnifiable Costs"), which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of (A) any misrepresentation, breach or default by the Seller or the Company of or under any of the representations, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; (B) the Company's tortious acts or omissions to act prior to Closing for which the Company did not carry liability insurance for themselves as the insured party, whether or not such acts or omissions to act result in a breach or violation of any representation or warranty; (C) all Taxes resulting from the sale of the Phoenix Business to the extent not accrued for on the Closing Balance Sheet and reflected in the determination of Working Capital, and (D) the termination of the Company's Profit Sharing Plan, including any Taxes, fines, fees or assessments associated therewith. Notwithstanding anything to the contrary contained in this Agreement, Shareholders shall be required to bear their Allocable Portion of any Indemnifiable Costs paid to Global from the Standard Escrow Sum and the Additional Escrow Sum.

          8.2 Defense of Claims. If any legal proceeding shall be instituted, or any claim or demand made, against any Indemnified Party in respect of which the Seller may be liable hereunder, such Indemnified Party shall give prompt written notice thereof to the Seller and, except as otherwise provided in
Section 8.4 below, the Seller shall have the right to defend, or cause the Company or its successors to defend, any litigation, action, suit, demand, or claim for which it may seek indemnification unless, such litigation, action, suit, demand, or claim, or the resolution thereof, could reasonably be expected to exceed the assets held in escrow or otherwise available with respect to Seller's obligation to indemnify, and such Indemnified Party shall extend reasonable cooperation in connection with such defense, which shall be at the Seller's expense. In the event the Seller fail or refuse to defend the same within a reasonable length of time, the Indemnified Parties shall be entitled to assume the defense thereof, and the Seller shall be jointly and severally liable to repay the Indemnified Parties for all expenses reasonably incurred in connection with said defense (including reasonable attorneys' fees and settlement payments) if it is determined that such request for indemnification was proper. If the Seller shall not have the right to assume the defense of any litigation, action, suit, demand, or claim in accordance with either of the two preceding sentences, the Indemnified Parties shall have the absolute right to control the defense of and to settle, in Indemnified Parties' sole discretion such litigation, action, suit, demand, or claim, but Seller shall be entitled, at his own expense, to participate in such litigation, action, suit, demand, or claim; provided, however, that no settlement of a claim prior to a final non-appealable judgment shall bind Seller with respect to an indemnification obligation unless Seller shall have consented in writing to such settlement.

          8.3 Escrow Claim. If any claim for indemnification is made by an Indemnified Party or a Seller pursuant to this Article VIII prior to the expiration of the Standard Escrow Period or the Additional Escrow Period, as applicable, such Indemnified Party or Seller shall first apply to the Escrow Agent for reimbursement of such claim in accordance with the provisions of the Escrow Agreement prior to seeking reimbursement for such claim. Except for an individual Shareholders' failure to own or legally transfer its Shares to Global pursuant to the Merger, in the absence of fraud, the Shareholders (excluding the Seller) shall have no further liability to Global except for their Allocable Portions of any claims made by Global against the Standard Escrow Sum and the Additional Escrow Sum. This provision shall not limit or impair any rights of Seller to indemnification from a Shareholder under the Shareholder Consent or any other document or legal basis thereof.

          8.4 Indemnification of the Seller. Global agrees to indemnify and hold harmless the Seller and the Company and each officer, director, shareholder or affiliate of the Company (including the Shareholders), from and against any Indemnifiable Costs arising out of any material misrepresentation, breach or default by Global or Newco of or under any of the covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith. In addition, the Company and Global shall indemnify and hold harmless the Seller for any payment or satisfaction of any guarantees by the Seller of the Company's obligations occurring after the Closing Date including, without limitation, liabilities under the Assumed Notes.

          8.5 Limits on Indemnification. All Indemnifiable Costs sought by any party hereunder shall be net of any insurance proceeds received by such Person with respect to such claim (less the present value of any premium increases occurring as a result of such claim). Except for any claims for breach of the representations, warranties and covenants of the Seller under Sections 3.1, 3.2, 3.3, 3.14, 3.17 or 6.5 hereof (for which indemnification claims must be made prior to the expiration of the applicable statute of limitations and if so made, such claims shall continue after such date until finally resolved) and except for claims for breach of any covenant of this Agreement that by its terms expires after the second anniversary hereof, the right to make claims for indemnification provided under this Article VIII or to assert any other claim arising under or in connection with this Agreement (including, without limitation, any claim for breach of any warranty, representation, or covenant) shall expire on the second anniversary of the Closing Date (except for claims reasonably specified in writing prior to such date which shall continue after such date until finally resolved). Notwithstanding the foregoing, the right of Buyer to make any claim for damages with respect to outstanding Company Options shall survive indefinitely and shall not expire. The Seller and Shareholders shall not be obligated to pay any amounts for indemnification under this Article VIII until the aggregate indemnification obligation hereunder exceeds the Indemnification Basket Amount, whereupon the Seller and Shareholders shall be liable for all amounts in excess of the Indemnification Basket Amount for which indemnification may be sought; provided, however, that the Indemnification Basket Amount will be reduced by $50,000 for all claims for which indemnification may be sought in connection with (i) claims by any Company Optionholders and (ii) Taxes resulting from the sale of the Phoenix Business to the extent not accrued for on the Closing Balance Sheet and reflected in the determination of Working Capital. For purposes hereunder the "Indemnification Basket Amount" shall be equal to $50,000 plus the excess of the Working Capital over the sum of the (i) Special Company Expenses, (ii) uncollected accounts receivable of the Company after the expiration of 180 days from the Closing Date in excess of the allowance for doubtful accounts included in the Closing Balance Sheet, and (iii) the Working Capital Target as determined pursuant to the Closing Balance Sheet. Notwithstanding the foregoing, (x) in no event shall the aggregate liability of the Seller to Global or other Indemnified Parties hereunder exceed $12,000,000 (except for any claims for breach of the representations, warranties and covenants of the Seller under Sections 3.1, 3.2 or 3.3 which shall be limited to the Purchase Price), (y) except as set forth in the last sentence of this Section 8.5, the sole remedy of Global or other Indemnified Parties for the breach of any representation or warranty of Seller or the Company in this Agreement shall be limited to the recovery of Indemnifiable Costs provided for under this Article VIII, subject to the limitations set forth in this Article VIII, including, without limitation, the time when certain claims expire and the application of the Indemnification Basket Amount, and (z) in no event shall the Seller be liable under this Article VIII for an Indemnifiable Cost to the extent that it resulted in a reduction of the Purchase Price pursuant to Article II hereof. Global shall not be obligated to pay any amounts for indemnification under this Article VIII, except the indemnity with respect to the Assumed Notes, until the aggregate indemnification obligation hereunder exceeds the sum of $50,000 and the Special Company Expenses, whereupon Global shall be liable for all amounts in excess of the Indemnification Basket Amount for which indemnification may be sought. Notwithstanding the foregoing, in no event shall the aggregate liability of the Global to Seller hereunder exceed $12,000,000. However nothing in this Article VIII shall limit Global or the Seller in exercising or securing any remedies provided by applicable common law with respect to the conduct of the Seller or Global in connection with this Agreement or in the amount of damages that it can recover from the other in the event that Global or the Seller successfully proves intentional fraud or intentional fraudulent conduct in connection with this Agreement.

                                  ARTICLE IX
                                 MISCELLANEOUS

          9.1 Modifications. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

          9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or 48 hours after deposited in the United States mail, first-class, postage prepaid, or by facsimile addressed to the respective parties hereto as follows:

               Global or Newco:

                    Global Imaging Systems, Inc.
                    3820 North Dale Boulevard, Suite 200A
                    Tampa, Florida  33624
                    Attention:  Thomas Johnson, President
                    Fax No.:    (813) 264-7877
                    Tel No.:    (813) 960-5508

               With a copy to:

                    Hogan & Hartson L.L.P.
                    Columbia Square
                    Thirteenth Street, NW
                    Washington, DC  20004-1109
                    Attention:  Christopher J. Hagan
                    Fax No.:    (202) 637-5910
                    Tel No.:    (202) 637-5771

               The Company:

                    Dahill Industries, Inc.
                    2600 Longhorn Blvd., Suite 103
                    Austin, Texas  78758
                    Attention:  Randall E. Davidson
                    Fax No.:    (512) 836-3191
                    Tel No.:    (512) 836-2100

               And with a copy to:

                    Graves, Dougherty, Hearon & Moody
                    515 Congress, Suite 2300
                    Austin, Texas  78701
                    Attention:  Clarke Heidrick
                    Fax No.:    512-478-1976
                    Tel No.:    512-480-5600

               Seller:

                    Randall E. Davidson
                    c/o Dahill Industries, Inc.
                    2600 Longhorn Blvd.
                    Austin, TX  78758
                    Fax No.:  (512) 836-3191
                    Tel No.:  (512) 836-2100

or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

          9.3 Counterparts; Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

          9.4 Expenses. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein; provided, however, that (i) the Seller shall bear all costs and expenses of any broker involved in this transaction and (ii) the Company shall bear all legal expenses of the Seller and the Company with respect to this Agreement and the transactions contemplated hereby; provided, however, that such legal expenses are properly accrued for in accordance with GAAP on the Closing Balance Sheet.

          9.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, Global, Newco and the Seller, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by the Company or the Seller without the prior written consent of Global. This Agreement shall be assignable by Global to a wholly-owned subsidiary of Global or a wholly-owned subsidiary of any such subsidiary without the prior written consent of the Seller, but any such assignment shall not relieve Global of its obligations hereunder. In addition, the indemnification rights of Global under Article VIII hereof may be assigned by Global to First Union National Bank, N.A.

          9.6 Entire and Sole Agreement. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

          9.7 Governing Law. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of Texas (without reference to Texas' rules related to choice of laws).

          9.8  Survival of Representations, Warranties and Covenants.
Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties and the related indemnities made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two
(2) years, provided (a) the representations and warranties contained in Sections
3.14 and 3.17 of this Agreement, and the related indemnities, shall survive the Closing until the expiration of the applicable statutes of limitations for determining or contesting Tax liabilities, (b) the representations, warranties and covenants contained in Sections 3.1, 3.2, 3.3, and 6.5 of this Agreement, and the related indemnities, shall survive the Closing indefinitely and not expire and (c) all covenants contained in Article VI hereof which have a specific expiration date shall expire as of such date.

          9.9 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

          9.10 Public Announcements. Neither party shall make any public announcement of the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld.

          9.11 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled, except to the extent expressly limited in this Agreement.

          9.12 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

          9.13  DISPUTE RESOLUTION.  ALL DISPUTES BETWEEN THE SELLERS AND
GLOBAL WITH RESPECT TO ANY PROVISION OF THIS AGREEMENT OR THE RIGHTS AND OBLIGATIONS OF THE SELLERS AND GLOBAL HEREUNDER (OTHER THAN DISPUTES INVOLVING ALLEGATIONS OF INTENTIONAL FRAUD), WHICH CANNOT BE RESOLVED BY MUTUAL AGREEMENT, WILL BE RESOLVED BY BINDING ARBITRATION IN

ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN AUSTIN, TEXAS, OR BY ANY OTHER MEANS OF ALTERNATIVE DISPUTE RESOLUTION MUTUALLY AGREED UPON BY THE PARTIES. EACH PARTY SHALL BE ENTITLED TO DISCOVERY PURSUANT TO THE FEDERAL RULES OF CIVIL PROCEDURE AND FEDERAL RULES OF EVIDENCE. THE ARBITRATOR(S) SHALL BE LICENSED TO PRACTICE LAW IN THE STATE OF TEXAS.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

                         GLOBAL:

                         GLOBAL IMAGING SYSTEMS, INC.


                         By:            /s/ Mike Mueller
                            ---------------------------------------------
                              Name:     Mike Mueller
                                     ------------------------------------
                              Title:    Vice President and
                                     ------------------------------------
                                        Chief Operating Officer
                                     ------------------------------------

                         NEWCO:

                         DAHILL ACQUISITION, INC.


                         By:            /s/ Todd S. Johnson
                             --------------------------------------------
                              Name:     Todd S. Johnson
                                     ------------------------------------
                              Title:    Vice President
                                     ------------------------------------


                         THE COMPANY:

                         DAHILL INDUSTRIES, INC.


                         By:            /s/ Randall E. Davidson
                             --------------------------------------------
                              Name:     Randall E. Davidson
                                    -------------------------------------
                              Title:    President
                                    -------------------------------------


                         THE SELLER:


                         /s/  Randall E. Davidson
                         ------------------------
                         Randall E. Davidson